EXHIBIT 10.5

Esco Technologies Inc.

Directors’ Extended Compensation Plan

Restated to Include All Amendments Through August 7, 2013

(Current As of November 2019)

I.       Purpose

The purpose of the ESCO Technologies Inc. Directors’ Extended Compensation Plan (the “Plan”) is to provide extended compensation for non-employee directors of ESCO Technologies Inc. (the “Company”) following their retirement from the Board of Directors (the “Board”) under the terms and conditions set forth hereinafter. The Board has determined that the establishment of such a benefit will be useful in its efforts to retain and to attract highly qualified individuals to serve on the Board.

II.      Eligibility

A director, in order to be eligible for benefits under the Plan, must (a) retire as a non-employee director after at least five (5) years of service as a non-employee director of the Company, or (b) retire as a non-employee director pursuant to any provisions prohibiting re-election to the Board. Service as a non-employee director shall mean such service while the director is not an employee of the Company. No director joining the Board as an outside director for the first time on or after April 1, 2001 shall be eligible to participate in the Plan.

III.    Benefits

1.     The annual benefit under the Plan shall be a percentage of the annual cash retainer of $20,000 being paid to directors as of April 1, 2001, based upon the number of the director’s complete years of service at the time of retirement in accordance with the following table:

Complete	Percentage of Annual
Years of Service	Cash Retainer Payable
Less than 5	0%
5	50%
6	60%
7	70%
8	80%
9	90%
10 or more	100%

2.     Notwithstanding paragraph 1, if retirement is pursuant to a provision prohibiting re-election to the Board and the director has less than five (5) complete years of service, the annual benefit shall be 50% of the annual cash retainer.

3.     The benefit shall be paid in quarterly installments commencing with the first quarter following the later of (a) retirement, or (b) the director’s 65th birthday, and shall continue for life. Notwithstanding the foregoing the director may elect, upon such terms and conditions as the Human Resources and Compensation Committee of the Board may determine, to receive the actuarial equivalent of the entire benefit in a single lump cash sum. Any election to receive the actuarial equivalent of the entire benefit in a lump sum, or revocation of such election, that is made by a director whose annual benefit under Paragraph 1 of Section III has increased since December 31, 2004 (i) shall, if made before January 1, 2008, apply only to amounts that would not otherwise be payable in 2007 and may not cause an amount to be paid in 2007 that would not otherwise be payable in 2007, or (ii) shall, if made after December 31, 2007, be made at least one year prior to the date payment of a lump sum or quarterly installments would otherwise be made or commence, and payment or commencement of such annual benefit shall (except in the case of the death of the director) be deferred for a period of five years from the date such payment would otherwise have been made or commenced.

4.     If a retired director dies leaving a surviving spouse, 50% of the annual benefit payable to the director shall continue to be paid to the surviving spouse for the life of such spouse.  If a director’s separation from service (as interpreted in accordance with the requirements of Code Section 409A) is on account of death, the actuarial equivalent of 50% of the director’s entire benefit, determined as if the director retired on the day immediately prior to the date of the director’s death, shall be paid to the director’s surviving spouse in a lump sum in the first quarter following the date of the director’s death (or, at the sole discretion of the Company, on an earlier date that is no more than 30 days prior to the first day of such quarter).

IV.    Miscellaneous

1.     The Human Resources and Compensation Committee of the Board shall have plenary authority to interpret and to apply the terms of the Plan and to take such additional action consistent with the purpose of the Plan as is, in its sole judgment, just and equitable. Such Committee shall have the right to amend or terminate the Plan at any time, but no such action shall retroactively reduce the benefits already accrued.

2.     Retirement as a director shall be governed by the bylaws of the Company, as in effect from time to time.

3.     Each director receiving benefits under the Plan, and in consideration therefor, shall be expected to be available upon reasonable request to consult with the Chairman and Chief Executive Officer and with the Board on a reasonable basis and to an extent not inconsistent with the director’s retirement.

4.     Eligibility under the terms of the Plan shall in no way affect other benefits from the Company to which a non-employee director may be entitled.

5.     The benefits contemplated hereunder shall not be funded by trust or otherwise, but shall be treated as a general expense of the Company. The right of any person to benefits hereunder shall be no greater than that of an unsecured general creditor of the Company. Benefits hereunder may not be assigned or alienated.

6.     The Plan shall take effect October 11, 1993 and shall apply, in accordance with its terms and conditions, to any retirement as a non-employee director of the Company taking place thereafter.

7.     The Plan shall inure to the benefit of and be enforceable by the directors and their legal representatives and shall be binding upon the Company and its successors and assigns. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, sale of assets or otherwise) to assume and expressly agree to perform the duties of the Company under the Plan in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. The Plan shall be construed and interpreted in accordance with the laws of the State of Missouri without regard to any principles of conflict of laws. Any litigation in respect of the Plan shall be brought in the Federal or State Courts of Missouri.